Exhibit 23.1

Consent of Deloitte & Touche LLP

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-111585 of EMCORE Corporation on Form S-4 of our report dated December 24, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to accounting changes), appearing in the Annual Report on Form 10-K of EMCORE Corporation for the year ended September 30, 2003 and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
January 21, 2004